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[NBC LETTERHEAD]


[NBC LOGO]


May 31, 1995


D & F Consulting, Ltd.
5301 Wisconsin Ave., N.W.
Suite 325
Washington, D.C. 20015

Attention: Mr. Stephen Disson

Gentlemen:

This will confirm the agreement between NBC Sports, a division of National Broadcasting Company, Inc. ("NBC") and D & F Consulting, Ltd. ("Rights Owner") wherein NBC agrees to make available the 4:00-6:00PM Eastern standard time period over the NBC Television Network on January 1, 1996 (the "Program Date") for the telecast of the figure skating exhibition featuring many of the top skaters in the World entitled the "Chrysler Cirrus Presents Nutcracker on Ice" (the "Event"; the telecast of the Event is hereinafter referred to as the "Program") on the following terms and conditions:

1. Basic Undertaking

NBC will proceed on the basis that the Program be brought to NBC as a fully sold advertiser-supplied program. Rights Owner or its designee shall produce the Program. Rights Owner or its designee will assume the responsibility of obtaining the sponsors who will enter into sponsorship contracts as described below.

Rights Owner will be fully responsible for the Program and all production elements. The Program must conform with all usual and customary technical and program standards of NBC.

Rights Owner hereby grants to NBC the following rebroadcast rights during the six (6) month period following the Program beginning February 1, 1996 and concluding July 1, 1996 (the "Rebroadcast Period"):

     (i) NBC may elect to repeat the telecast of the Program (the "Replay"), at no cost to NBC, provided NBC agrees to (a) refer to the Event as described in the first paragraph of this Agreement, (b) only sell to advertisers in product categories that do not conflict with those that appeared in the initial telecast of the Program, (c) give Rights Owner ten (10) 30-second units to sell in the Replay to advertisers approved by NBC and (d) rebroadcast the Replay once during the Rebroadcast Period;


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     (ii) During the Rebroadcast Period NBC SuperChannel may rebroadcast the
     Program on a non-exclusive basis, at no cost to NBC or NBC SuperChannel, provided NBC SuperChannel does not televise the Program until thirty (30) days after the initial Program on NBC and NBC SuperChannel refers to the Event as described in the first paragraph of this Agreement, and provided further that all revenues received from the sale of commercial inventory in the NBC SuperChannel rebroadcast, net of any agency sales commissions, will be shared equally by NBC and Rights Owner. NBC and Rights Owner shall each sell such inventory, it being understood that NBC shall not sell to any advertiser in an advertising category that conflicts with a sponsor of the Program; and

     (iii) NBC shall incorporate highlights from the Program in NBC inflight programming known as Skybox, provided NBC refers to the highlights using the Event title set forth in the first paragraph of this Agreement.

lb. Production Services

Rights Owner shall provide a fully edited one inch format videotape (Track #1 shall be the mix track; Track #2 shall be international sound and music; and Track #3 shall be the time code) of the Program. The coverage must meet network "broadcast quality" technical standards and NBC's production requirements, including without limitation audio, video, slo-motion, and other video electronic visual effects. Rights Owner shall use infinite graphics and be fully responsible for the composite of the Program. Rights Owner agrees to reimburse NBC if the composite session is held at NBC's production facilities.

The videotape shall be 120 minutes in length after inclusion of all network commercials, station breaks, network indentifications, up to three (3) minutes and twenty-five (25) seconds for an NBC Sports Update segment, and any network promotional or advertiser billboard material which may be included.

The tape shall be delivered to NBC, in acceptable form, in time for broadcast. If, due to time constraints, it becomes necessary to transmit the Program via satellite or ground lines to NBC headquarters in New York, Rights Owner will be responsible for all costs associated with such transmission.

2. Time Sale
As payment for the Program, and the forty (40) 30-second commercial units contained therein (the "Units"), Rights Owner hereby agrees to pay NBC in the amount of Four Hundred Thirty Thousand Dollars ($430,000) net of agency commission (the "Time Charge Amount"). The Time Charge Amount shall be paid to NBC no later than thirty (30) days after the Program.

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Time Charge Amount shall be paid by wire transfer to NBC as follows:

     Bank: Chase Manhattan Bank
     ABA: 021000021
     Address: 4 Metrotech Center
              Brooklyn, NY 11245
     Account Number: 038-1063114
     Name: National Broadcasting Company, Inc.
     Bank Contact: Luz Rodriguez
     Telephone: 718-242-8244

Rights Owner shall specify on the wire transfer that it is in connection with the Program.

In addition, if not timely paid by each advertiser, Rights Owner shall pay to NBC the Integrated Networking Charges referred to in Section 6 herein within ten
(10) days of notice by NBC that funds are due. Said notice shall not be given prior to thirty (30) days after a Program Date.

To insure that NBC is fully paid, Rights Owner shall cause to have issued, at least sixty (60) days prior to the Program Date (i.e., by November 1, 1995), a stand-by irrevocable Letter of Credit naming NBC as the beneficiary in an amount equal to the Time Charge Amount. The Letter of Credit shall be effective for at least (90) days after the Program Date, and shall contain language acceptable to NBC that will enable NBC to draw on it if either (i) Rights Owner fails to remit payment to NBC as described in this Section 2, or (ii) if Rights Owner fails to deliver the Program for broadcast or the alternate programming as described in
Section 7 herein. Alternatively, Rights Owner may, in lieu of issuing a Letter of Credit, pay the full sum of the Time Charge Amount to NBC in two (2) equal installments of $215,000 each, the first of which shall be paid to NBC no later than November 1, 1995 and the second of which shall be paid to NBC no later than December 23, 1995. If Rights Owner fails to meet its obligations under this
Section 2, NBC shall not be required to make available the time period described in the preamble of this Agreement, and reserves all other available remedies.

3. Advertiser Compliance

Since the Program will fall within the classification of a so-called advertiser-supplied program, Rights Owner or its designee agrees to use good faith efforts to cause each advertiser to enter a binding agreement with Rights Owner or its designee that requires such advertiser to abide by the rules and satisfy the obligations set forth in Sections 7, 27, 30, 32, 33 and 35 of NBC's standard Participating Sponsorship Agreement attached hereto as Exhibit A.

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In addition, Rights Owner or its designee shall submit to NBC's Department of
Broadcast Standards the names and addresses of each advertiser, and the number of Units purchased by such advertiser as well as a copy of the commercial advertisement and any billboard material or other form of in-Program exposure to be made available to an advertiser by Rights Owner or its designee, at the earliest opportunity, but no later than fifteen (15) days prior to the air date of the Program or as soon thereafter as possible. Rights Owner or its designee must specifically identify any commercial announcement which include appearances of any of the participants in the Program. NBC's Department of Broadcast Standards reserves the right, not to be unreasonably exercised, to reject any commercial advertisement that does not satisfy NBC policy. NBC agrees to notify Rights Owner of any rejected commercial promptly after its submission.

4. Station Breaks and Advertiser Commercial Time

The one hundred twenty (120) minute telecast will contain the following commercial elements and station breaks:

   20 network commercial minutes.
   2 21-second NI promo/94-second internal station break.
   1 21-second NI promo/64-second terminal station break.
   1 unit within each sponsored Update insert (at NBC's discretion, to be sold, and revenue retained, by NBC, provided the advertiser is approved by Rights Owner, such approval not to be unreasonably withheld).

Rights Owner may vary the lengths of the commercial positions to create 60, 90 and 120 second commercial positions provided the total amount of commercial time does not exceed 5 minutes for the half hour. It will be Rights Owner's responsibility to allocate the advertisers' commercials within the above format.

5. Commercial Billboards

Any advertiser sponsoring 90 seconds or more in the Program will be entitled to a 5-second billboard. It is understood that there will be two (2) sets of billboards during the telecast, and in no event may the open billboards or closing billboards exceed 20 seconds (total 40 seconds).

6. Integrated Networking Charge

Each advertiser will be responsible to NBC for an Integrated Networking charge of $250 gross for each commercial insertion.

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7. Cancellation of Event

If the Event is delayed or cancelled for any reason, Rights Owner will be required to make available alternate programming, approved by NBC, such approval not to be unreasonably withheld, on a commercial basis to fill the time period of the delayed or cancelled telecast. In the event Rights Owner is unable to provide acceptable alternate programming, NBC will endeavor to find replacement programming, in which case Rights Owner will be liable to NBC for the difference between the Time Charge Amount and the amount NBC receives for the time period specified in the first paragraph of this Agreement, it being understood and agreed that if NBC is unable to sell the time period Rights Owner will be responsible for the payment of the full Time Charge Amount.

8. Compliance and Practices

Rights Owner shall be obligated, at no additional cost to NBC, to comply with the requirements of NBC's Department of Broadcast Standards. The Department shall have the approval of the title of the Program. The title set forth in the preamble is deemed acceptable to NBC. Rights Owner further agrees to execute the Sports Program Disclosure Letter and associated forms, attached hereto, as a condition precedent to NBC's obligation to make available the time period specified in the first paragraph of this agreement. Rights Owner, in addition, shall supply to NBC's Department of Broadcast Standards, at the earliest possible opportunity, the complete rules, if any, for the conduct of any competition contained in the Program (including tie-breaking procedures); full disclosure of all prize monies available to Event participants and whether or not guaranteed appearance fees were promised, if any; identification of any scheduled commercial announcements which include appearances of any of the participants in the Event; and an explanation of any and all forms of in-program exposure to be made available to commercial sponsors by Rights Owner. NBC's Department of Broadcast Standards reserves the right to reject such in-program exposure including signage if it violates NBC Broadcast Standards. Without limiting the generality of the foregoing provisions, Rights Owner specifically acknowledges that any and all arrangements involving or contemplating receipt of production assistance in any form whatsoever, from personnel at the Event site in connection with the coverage of the Event, shall be subject to the prior approval of NBC's Department of Broadcast Standards.

9. Announcers and Production Personnel

NBC shall furnish, at its expense, the on-air talent and a coordinator, who will insure that the calibre of production meets NBC's standards. NBC may designate representatives to act in consulting capacities, and they may, at NBC's option, be in attendance through all phases of coverage and editing.



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No such consultation or attendance of NBC personnel shall relieve Rights Owner of total responsibility for coverage and satisfactory completion of the finished product according to NBC's telecast requirements.

NBC shall use its best efforts to cause the NBC talent assigned to the Event to meet with the Program producer prior to the Event, at Rights Owner's cost.

10. Warranty and Indemnity

Rights Owner warrants and represents that it has the right to enter into and to make these arrangements with NBC, and has obtained an agreement from each participant in the Event to appear on NBC, and to grant NBC the rights granted herein. Rights Owner further represents and warrants that it or its advertisers have obtained all necessary rights for the performance and use of all the commercial announcements including the talent, music and other material incorporated therein and billboards (the above shall hereinafter be collectively referred to as the "Advertising Material"). NBC warrants and represents that it has the right to enter into and to make these arrangements with Rights Owner.

Rights Owner will defend and indemnify NBC, the stations over which the Program is carried and their respective officers, directors, and employees against any claims, actions, judgments, liabilities, damages and losses (including reasonable attorney's fees) arising out of wholly or in part (i) the licensed use of the elements furnished by Rights Owner including all elements of the Program and all Advertising Material, (ii) the exercise of rights granted to NBC herein, and (iii) the breach of any of the representations, warranties or agreements made by Rights owner herein and NBC will so defend and indemnify (including reasonable attorney's fees) Rights Owner as to representations, warranties and agreements of, and the elements furnished by NBC. For purposes of these indemnities, either indemnifying party may use counsel of its own choice. The indemnifying party shall control the defense and settlement of such claims. The indemnified party shall promptly inform the indemnifying party of any claim upon its being made, and shall cooperate in the defense or settlement of such claim.

11. Rights to Subsequent Events


The parties hereby agree that the Time Charge Amount for the program featuring the next Event (the "1997 Program"), if Rights Owner elects to televise the Event, the following year will be $450,000 for a two-hour time period and the forty (40) units contained herein. During the period beginning with the conclusion of the 1997 Program and ending four (4) months thereafter, the parties hereto shall discuss in good faith the terms and conditions for the television exhibition rights to the next

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Event. If the parties agree upon such terms and conditions, similar discussions shall take place at comparable times for the television exhibition rights to the subsequent Event.

If the parties do not reach agreement regarding such subsequent Event, Rights Owner shall not enter into an agreement with any third party on terms that are more favorable than those last offered by NBC without first affording NBC an opportunity to match all such terms that can be reduced to a determinable amount of money. NBC shall have five (5) business days after notice of such terms by which to accept or reject the same. If NBC rejects said offer or fails to accept the same within the time above specified, then and then only shall Rights Owner be free to reach agreement with such third party on such terms. If Rights Owner does not accept such offer, the terms hereof shall apply to any subsequent offer received by or made by Rights Owner.

Rights Owner shall not accept, and NBC shall not be required to meet the provisions of, any such offer unless it has been reduced to writing, signed by the offeror, and delivered to NBC with Rights Owner's written advice to NBC as provided above, together with Rights Owner's written acknowledgement of willingness to accept same. NBC's failure to accept shall not constitute a waiver for the first refusal with respect to subsequent offers.

12. General

All material furnished in connection with the above telecast must comply with NBC's customary technical, programming and broadcast standards, policies and requirements.

It is understood and agreed that due to exigencies, world events, or other conditions beyond NBC's control, NBC may interrupt the telecast of the Program. In such case, the "Time Charge Amount" shall be reduced by an amount equal to the Time Charge Amount divided by forty (40) multiplied by the difference of forty (40) minus the number of Units actually included in the telecast (e.g., $430,000 - ($430,000/40 X [40-38] = $408,500).

The parties further understand and agree that NBC may incorporate into the Program an NBC Sports Update segment (the "Segment") of up to three (3) minutes and twenty-five (25) seconds in length during the Program, which may contain, subject to Rights Owners' prior approval, not to be unreasonably withheld, a commercial unit inside the Update segment.


Rights Owner agrees that NBC shall have the right to display at the Event, within view of cameras or otherwise, certain NBC banners in such locations as are reasonably selected by NBC and approved by Rights Owner not to be unreasonably withheld; and NBC agrees that advertisers of the Program and Event shall have the right to display at the Event, within view of cameras or otherwise, advertiser banners on the dasherboards at ice level which are appropriate for such Event.

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This is the entire agreement between the parties which is to be interpreted under the laws of the State of New York, excluding all principles of referral to laws of other jurisdictions which might otherwise be applicable under doctrines of conflicts of laws.

Please indicate your acceptance and agreement by September in the space indicated below.

Very truly yours,

NBC Sports, a Division of
NATIONAL BROADCASTING COMPANY, INC.

By /s/ GARY ZINK
   --------------------------------------
   Name: Gary Zink
   Title: VP



ACCEPTED AND AGREED:

D & F CONSULTING, Ltd.

By /s/ STEPHEN L. DISSON
   -----------------------------------
   Name: Stephen L. Disson
   Title: President

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